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                  BUSINESS SALE AGREEMENT

THIS BUSINESS SALE AGREEMENT is made this March 14, 1997 by and between Wild Wings Hunting and Sporting Clays Club,
Inc., a Utah Corporation ("Buyer") and Wild Wings, Inc.
("Seller") subject to the following:

1. SUBJECT: Seller is selling and Buyer is buying all the tangible and intangible assets of seller including but not limited to those listed on attached Schedule A, including the rights to the name Wild Wings, for the price listed below. Buyer is assuming all tangible and intangible liabilities of seller including but not limited to those listed on attached Schedule A. The allocation of the Purchase Price to the assets as shown therein shall control, and the parties certify that the same complies with the Internal Revenue Code.

2. PRICE and PAYMENT: The total price of the aforesaid assets is $69,684 payable as follows:

Cash Payment to be delivered to Company
    on March 14, 1997                        $31,000
Payment of Seller payables to be paid
    at closing (See Schedule B)              $20,000
Assumption of Liabilities (See Schedule A)   $18,684
Total Price                                  $69,684

3. SETTLEMENT: Settlement shall be held on March 14, 1997 at 12:00 pm, at 1981 East Murray-Holliday Road, Salt Lake
City, Utah 84117. Buyer shall be responsible for all fees associated with the completion of this contract.

4. INDEMNITIES: Buyer agrees to indemnify Seller in and from all liabilities and damages of every kind and character arising from ownership of the assets after the time of settlement.

5. PURCHASER REPRESENTATIONS: Buyer represents Buyer is financially capable of completing this transaction; this transaction will not be in violation of any obligation of buyer; Buyer has had, to the extent desired, sufficient counsel, and Buyer has full capacity to make this Contract.

6.  SELLER REPRESENTATIONS: Seller Warrants
     a. To provide Buyer with good and marketable title to the assets, free and clear of all liens and encumbrances
     b. All assets to be in working order and in all respects in no worse physical condition as when viewed by Buyer.
     c. No judgements are outstanding or pending against Seller.
     d. Seller has full power to make this Contract and such Contract is not in violation of any obligation of Seller.
     e. Full disclosure of all material facts without misrepresentations.

7. POSSESSION: Possession and control will be transferred at or before settlement, including all manufacture warranties and lease rights. All assets shall be delivered at the leased premises.

8. BROKERAGE: There are no brokers to this transaction, and no commission or other payment is due to any third party on account of this transaction.

9. EMPLOYEES: Buyer shall have the right, but not the duty, to hire any of the employees of Seller employed at the Premises. All employment taxes shall be current and prorated as of the settlement. Seller shall cooperate in providing employment data for the evaluation for employment by Buyer.

10. ASSIGN INSURANCE: Buyer elects to receive assignment of Seller's hazard and liability insurance policy covering the Seller.

12. MISCELLANEOUS: All covenants, warranties, and promises contained herein are made jointly and severally by the respective parties, and all such covenants, conditions, and warranties shall survive settlement and delivery and not be merged therein. If any portion of this Agreement is or becomes invalid by operation of law or rule of court, the same shall not invalidate the entire contract, which shall continue in full force and effect as if the invalid portion had never been a part hereof. This Contract shall fully bind and inure to the benefit of all successors of both parties, as if each successor were an original party. This
Contract (including attachments) is the entire agreement between the parties and may modified only in writing by all parties. This Contract is made under the laws of Utah.

Dated this 14th day of March 1997.

Wild Wings, Inc. (Seller)     Wild Wings Hunting & Sporting
                                          Clays Club, Inc.



 /s/ Brenda Hall                        /s/ David N. Nemelka
Brenda Hall, President, Director        David N. Nemelka,
President


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                      Wild Wings, Inc.
                  899 South Artistic Circle
                    Springville, UT 84663

                         Schedule A

Assets                                  Liabilities

Cash in Bank            9.77         Rocky Mountain Hatchery    333.96
Petty Cash            150.00       	 FICA Payable               761.24
                              	 State W/H Payable           88.00
Computer System               	 SUTA Payable                34.65
   with Printer     4,884.87     	 FUTA Payable                19.80
Sign                1,199.21     	 Pheasant Liability      14,446.00
Gun Rack            1,102.00     	 Quail Liability          1,400.00
Beretta Shotgun     2,069.44     	 Chukar Liability         1,600.00
(2) Shotguns        2,565.38     	 Liabilities Assumed    $18,683.65
(2) Benalli Guns    2,069.44      	 Liabilities Paid
Sporting Clays Machine  9,341.29  	   (See Schedule B)     $20,000.00
Clay Thrower        3,923.00
5 Stand Clay Machine 19,400.00
Hunting Dogs        975.00
Fly Pens & Brooders 13,551.09
Inventory-Misc        1,02.50
Inventory-Pheasants     56.25
Inventory-Chukar        98.00
Inventory-Quail         79.00
Inventory-Ammunition   425.00
Prepaid Birds        1,610.64
Prepaid Insurance      383.60
                   $65,213.00
Good Will          $ 4,470.65
Total Assets       $69,683.65


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                       Brenda M. Hall
                     157 South 880 East
                    Springville, UT 84663


March 14, 1997



Wild Wings, Inc.
899 South Artistic Circle
Springville, UT 84663

Attention: Wild Wings Board of Directors

Gentlemen:

Please be advised that I hereby tender my resignation from Wild Wings, Inc. as CEO, President, Secretary/Treasurer and
Director and all other capacities effective at the close of the shareholders meeting today, March 14, 1997.

I wish the Company the very best as it pursues its business objectives with new management.

Sincerely,


 /s/ Brenda M. Hall
Brenda M. Hall


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